Exhibit 10.10

Silicon Valley Bank

Amendment to Loan Documents

Borrower:	Unify Corporation

Date:	June 3, 2004

THIS AMENDMENT TO LOAN DOCUMENTS is entered into between Silicon Valley Bank (“Silicon”) and the borrower named above (“Borrower”).

The Parties agree to amend the Loan and Security Agreement between them, dated June 6, 2003 (as otherwise amended, if at all, the “Loan Agreement”), as follows, effective as of the date hereof.  (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.)

1.                                      Amendment to Schedule.  The Schedule to Loan and Security Agreement is hereby deleted and replaced with the Amended Schedule to Loan and Security Agreement being entered into concurrently herewith.

2.                                      Fee.  In consideration for Silicon entering into this Amendment, Borrower shall concurrently pay Silicon a fee in the amount of $10,000, which shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents.  Silicon is authorized to charge said fee to Borrower’s loan account.

3.                                      Representations True.  Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

4.                                      General Provisions.  This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof.  Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

1

Borrower:		Silicon:

UNIFY CORPORATION		SILICON VALLEY BANK

By		By
	President or Vice President	Title

By
Secretary or Ass’t Secretary

2

Silicon Valley Bank

Amended Schedule to

Loan and Security Agreement

Borrower:	Unify Corporation

Address:	2101 Arena Blvd., Suite 100 Sacramento, California 95834

Date:	June 3, 2004

This Amended Schedule is executed and delivered pursuant to an Amendment to Loan Documents of even date between Silicon Valley Bank (“Silicon”) and the above-borrower (the “Borrower”), forms an integral part of the Loan and Security Agreement between Silicon and the Borrower dated June 6, 2003 (as amended from time to time, the “Loan Agreement”) and amends and restates the Schedule to the Loan Agreement (the “Original Schedule”). All reference to the “Loan Agreement” and to “this Agreement” shall be deemed to refer to the Loan Agreement and the Schedule to the Loan Agreement (including this Amended Schedule).

1.  CREDIT LIMIT

(Section 1.1):                                                                                                                           An amount not to exceed the sum of 1 and 2 below:

1.               Revolving Loans. An amount equal to:  (A) the lesser of:  (i) $1,000,000 at any one time outstanding (the “Maximum Credit Limit”), or (ii) the sum of (a) 75% (an “Advance Rate”) of the amount of Borrower’s Eligible Accounts (as defined in Section 8 above) plus (b) 30% (an “Advance Rate”) of the amount of Borrower’s unrestricted cash in investment accounts maintained at Silicon minus (B) the Term Loans (as defined below).

Silicon may, from time to time, modify the Advance Rate, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts or other issues or factors relating to the Accounts or other Collateral.

plus

2.               Term Loans.  An amount equal to the aggregate unpaid principal balance from time to time outstanding of the Loans (“Term Loans”)

made from time to time by Silicon to Borrower in a total amount not to exceed $500,000 for the purchase by Borrower of new or used Equipment acceptable to Silicon in its sole discretion, including computer equipment, office equipment, lab equipment, test equipment and furnishings.  To evidence each of the Term Loans, Borrower shall deliver to Silicon, at the time of each Term Loan request, an invoice for the Equipment (a) to be purchased or (b) which was previously purchased by the Borrower.  The Loan request with respect to any particular Equipment must be made within 90 days of the date such Equipment was purchased.  The Term Loans shall be used only to (a) purchase Equipment or (b) reimburse the Borrower for previously purchased Equipment and shall not exceed 100% of the invoice amount of such Equipment approved from time to time by Silicon. Subject to and upon the terms and conditions of this Agreement, Term Loans shall be available through December 31, 2004.  The Term Loans shall be repaid as provided for herein.  Interest shall accrue from the date of each Term Loan at the rate provided for herein and is payable monthly as provided for herein.  Term Loans shall be made in disbursements of not less than $100,000.

The Term Loans, once repaid, cannot be reborrowed.  If an Overadvance results from any Term Loan, Borrower shall immediately provide Silicon with cash collateral in an amount equal to 100% of the such Overadvance, to secure all of the Obligations relating to such Overadvance, pursuant to Silicon’s then standard form cash pledge agreement.

As used in this Agreement, the term “Loans” includes the Revolving Loans and the Term Loans.

Letter of Credit Sublimit

(Section 1.6):                                                                                                                                                   $750,000

Cash Management

Sublimit:                                                                                                                                                                     $250,000, provided that the total Cash Management Sublimit and the Foreign Exchange Contract Sublimit shall not, at any time, exceed $250,000.

Borrower may use Loans available hereunder, up to the above Cash Management Sublimit for Silicon’s Cash Management Services (as defined below), including, merchant services, business credit card, ACH and other services identified in the cash management services agreement related to such service (the “Cash Management Services”).  Silicon may, in its sole discretion, reserve against Loans which would otherwise be available hereunder such sums as Silicon shall determine in its good faith business judgment in connection with the Cash Management Services (the “Cash Management Reserves”), and Silicon may charge to Borrower’s Loan account, any amounts that may become due or owing to Silicon in connection with the Cash

Management Services.  Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management Services.  The Cash Management Services shall terminate on the Maturity Date.

Foreign Exchange

Contract Sublimit:                                                                                                                  $250,000, provided that the total Cash Management Sublimit and the Foreign Exchange Contract Sublimit shall not, at any time, exceed $250,000.

Borrower may enter into foreign exchange forward contracts with Silicon, on its standard forms, under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contracts”); provided that (1) at the time the FX Forward Contract is entered into Borrower has Loans available to it under this Agreement in an amount at least equal to 10% of the amount of the FX Forward Contract; (2) the total FX Forward Contracts at any one time outstanding may not exceed 10 times the amount of the Foreign Exchange Contract Sublimit set forth above. Silicon shall have the right to withhold, from the Loans otherwise available to Borrower under this Agreement, a reserve (which shall be in addition to all other reserves) (the “FX Reserves”) in an amount equal to 10% of the total FX Forward Contracts from time to time outstanding, and in the event at any time there are insufficient Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Silicon may, in its discretion, terminate the FX Forward Contracts at any time that an Event of Default occurs and is continuing. Borrower shall execute all standard form applications and agreements of Silicon in connection with the FX Forward Contracts, and without limiting any of the terms of such applications and agreements, Borrower shall pay all standard fees and charges of Silicon in connection with the FX Forward Contracts.

2.  INTEREST.

Interest Rate (Section 1.2):

A rate equal to the “Prime Rate” in effect from time to time, plus 2.0% per annum, provided that, for purposes of calculating interest hereunder, the Prime Rate on each day shall not be less than 4.0% per annum.  Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  “Prime Rate” means the rate announced from time to time by Silicon as its “prime rate;” it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon.  The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

Notwithstanding the foregoing, with respect to the Term Loans:

A rate equal to the “Prime Rate” in effect from time to time, plus 2.50% per annum, provided that, for purposes of calculating interest hereunder, the Prime Rate on each day shall not be less than 4.0% per annum.  Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  “Prime Rate” means the rate announced from time to time by Silicon as its “prime rate;” it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon.  The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

3.  FEES (Section 1.4):

Loan Fees:                                                                                                              See Amendment to Loan Documents of even date herewith.

Collateral Monitoring

Fee:                                                                                                                                                  $1,250, per month, payable in arrears (prorated for any partial month at the beginning and at termination of this Agreement), provided that no Collateral Monitoring Fee shall be charged in a month in which the Streamline Period is in effect during the entire month.

4.  MATURITY DATE

(Section 6.1):                                                                                                                           June 5, 2005.

Notwithstanding the foregoing, with respect to the Term Loans:  The outstanding principal balance of each Term Loan shall be repaid by Borrower to Silicon in twenty-four (24) equal monthly payments of principal, commencing on the last day of the calendar month in which the applicable Term Loan is made and continuing on the same day of each subsequent month until the earlier of the following dates:  (i) the date such Term Loan has been indefeasibly paid in full, or (ii) the date the Revolving Loans are terminated, or (iii) the date this Agreement terminates by its terms or is terminated by either party in accordance with its terms.  On the earlier to occur of the foregoing dates, the entire unpaid principal balance of the Term Loans, plus all accrued and unpaid interest thereon, shall be due and payable.  Interest on each Term Loan shall be payable monthly as provided in Section 1.2 of this Agreement.

5.  FINANCIAL COVENANTS

(Section 5.1):                                                                                                                           Borrower shall comply with each of the following covenants:

Minimum Tangible

Net Worth:                                                                                                          Borrower shall maintain a Tangible Net Worth of not less than the following amounts as of the end of each of the following months:

As of end of:	Minimum Tangible Net Worth
May, 2004	$2,250,000
June, 2004	$2,250,000
July, 2004	$3,000,000
August, 2004	$2,250,000
September, 2004	$2,250,000
October, 2004	$3,000,000
November, 2004	$2,250,000
December, 2004	$2,250,000
January, 2005	$3,000,000
February, 2005	$2,250,000
March 2005	$2,250,000
April, 2005	$3,000,000
May, 2005	$2,250,000

Definitions.                                                                                                        For purposes of the foregoing financial covenants, the following term shall have the following meaning:

“Tangible Net Worth” shall mean the excess of total assets over total liabilities, determined in accordance with GAAP, with the following adjustments:

(A) there shall be excluded from assets:  (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (ii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises

(B) there shall be excluded from liabilities:  all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Silicon or by language in the instrument evidencing the indebtedness which Silicon agrees in writing is acceptable to Silicon in its good faith business judgment.

6.  REPORTING.

(Section 5.3):

Borrower shall provide Silicon with the following:

1.               Weekly (within five days after the end of each week), and on each request for a Loan, transaction reports and schedules of collections, on Silicon’s standard form.

2.               Monthly accounts receivable agings, aged by invoice date, within fifteen days after the end of each month.

3.               Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within fifteen days after the end of each month.

4.               Monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger, within fifteen days after the end of each month.

5.               Monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.

6.               Monthly Compliance Certificates, within thirty days after the end of each month, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

7.               Quarterly unaudited financial statements, as soon as available, and in any event within forty-five days after the end of each fiscal quarter of Borrower.

8.               Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty days after the end of each fiscal year of Borrower.

9.               Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Silicon.

7.  BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated June 4, 2003, previously submitted to Silicon (the “Representations”) is true and correct as of the date hereof.

8.  ADDITIONAL PROVISIONS

(a)                                  Banking Relationship.  Borrower shall at all times maintain its primary banking relationship with Silicon.  Without limiting the generality of the foregoing, Borrower shall, at all times, maintain not less than 60% of its total cash and investments, as shown on Borrower’s consolidated balance sheet, on deposit with Silicon.  As to any Deposit Accounts and investment accounts maintained with another institution, Borrower shall cause such institution, within 30 days after the date of this Agreement, to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon’s first-priority security interest in said Deposit Accounts and investment accounts.

(b)                                  Subordination of Inside Debt.  All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon’s standard form.  Borrower represents and warrants that there is no Inside Debt presently outstanding.  Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon’s standard form.

(c)                                  Streamline Provisions.

(1)                                  Borrower may, at its option, elect not to have any Loans or Letters of Credit outstanding, except as provided for below, for specified periods of time (the “Streamline Periods”). At least 10 days prior to putting a Streamline Period into effect, Borrower will give Silicon written notice thereof, specifying the date the Streamline Period is to start.

(2)                                  In order for a Streamline Period to go into effect, and at all times during the Streamline Period, no Revolving Loans may be outstanding or made, no Letters of Credit may be outstanding, the combined amount of the required FX Reserves and Cash Management Reserves may not exceed $250,000 and the amount of Obligations outstanding with respect to the Term Loans may not exceed $500,000.

(3)                                  During the Streamline Period, provided no Event of Default has occurred and is continuing, Borrower will not be required to provide Silicon with weekly reporting of transactions, weekly schedules of Accounts or schedules of collections (as called for by Section 4.3 of this Agreement).

(4)                                  Provided no Default or Event of Default has occurred and is continuing, Borrower may, at its option, terminate the Streamline Period, so that Borrower can thereafter request Loans and Letters of Credit under this Agreement, by giving Silicon written notice at least 30 days before the Streamline Period is to terminate, together with such information relating to the Accounts and other Collateral as Silicon shall specify.

(5)                                  Upon Borrower giving notice that it wishes to terminate the Streamline Period, and thereafter, Borrower will, provide Silicon with the (at a minimum) weekly reporting of transactions and related schedules and assignments of Accounts and schedules of collections, as called for by Section 4.3 of this Agreement.

(6)                                  During the Streamline Period, Borrower shall provide a borrowing base certificate, accounts receivable aging, accounts payable aging and reconciliation to Silicon, on a monthly basis, all in such form as Silicon shall specify, within 30 days after the end of each month.

(d)                                  Warrants.  Borrower previously provided Silicon with a seven year warrant to purchase 115,385 shares of common stock of Borrower at an exercise of price of $0.39 per share, which warrant shall remain in full force and effect.

(e)                                  UCC Termination.  To the extent not yet completed, Borrower agrees to cause to be terminated that certain UCC-1 Financing Statement in favor of Imperial Bank (Financing Statement No. 9805460034) filed in the Office of the California Secretary of State on February 17, 1999 and shall provide evidence of such termination, satisfactory to Silicon in its discretion.

Borrower:		Silicon:

UNIFY CORPORATION		SILICON VALLEY BANK

By		By
	President or Vice President	Title

By
Secretary or Ass’t Secretary